Exhibit 99.2

NCO Group, Inc.

Third Quarter 2008 Investor Conference Call

Moderator: Michael Barrist

November 14, 2008

11:00 am ET

Operator:	Good morning. My name is Justin and I’ll be your conference operator today. At this time, I’d like to welcome everyone to the NCO Third Quarter Earnings Release conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If anyone has a question during this time, simply press star and then the number 1 on your telephone keypad. If you would like to withdrawal your question, press the pound key. Thank you Mr. Barrist you may begin your conference.

Michael Barrist:

Great and thank you everyone for joining NCO Group’s conference call for the Third Quarter of 2008. Statements in this conference call and in our press release issued November 13th, other than historical facts, are forward-looking statements as defined under federal securities laws.

Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the company’s earnings press release.

The company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur, or otherwise. Today’s call will cover several key topics.

I’ll review in detail the quarterly financial and operational highlights for each of our divisions including new business opportunities and trends in the growth and profitability of each unit.

After my prepared remarks, John Schwab, our Chief Financial Officer will provide a detailed overview of this quarter’s financial results. We will then open up the call for questions.

It’s important to remember as I discuss our financial results that all of NCO’s prior year financial information has been restated to present the combined results of NCO and Systems and Services Technology, Inc., or SST, as we have discussed in the past.

For the quarter, NCO reported a net loss of $26.5 million on EBITDA of $16 million. EBITDA for the quarter exclusive of an allowance for impairment of purchased accounts receivable of $32.4 million, as well as approximately $3.4 million of restructuring charges, primarily related to the company’s acquisition of SST and OSI was $51.9 million. This compares to EBITDA of $43.3 million for the same period last year.

It’s important to note that last year’s third quarter included approximately $10.3 million of gains on sales of portfolio assets as opposed to only $759,000 for the third quarter of this year.

NCO is organized into three operating units. Accounts receivable management, or ARM, customer relationship management, or CRM, and Portfolio Management.

During the third quarter of 2008, the ARM division operated below its revenue and profitability targets primarily as a result of lower than expected revenues derived from our Portfolio Management division. That was a result of ongoing challenges in the economy, as well as the impact of weaker collection environment on our third party contingent collection business.

To put this in perspective, approximately two thirds of the revenue and EBITDA shortfall in ARM is related to lower than expected fees paid by our Portfolio Management division to the ARM division.

The impact of the weaker than expected collection environment was partially offset by incremental volume received from certain clients as they begin to manage the impact of the weakening economy on their businesses.

During the quarter OSI and SST continued to operate in line with our expectations, as the majority of their revenue was derived early in the billing and delinquency cycle and, to the extent is later in the cycle, relates to industries or products that have not felt as meaningful of an impact as a result of the economy.

As I have previously discussed, while an economic downturn negatively impacts our ARM service business during the early part of the downturn, we’re ultimately able to manage through the transition since our clients incur the impact of lower collections and we are only tasked with managing away the adverse P&L impact of the downturn.

This is accomplished with careful managerial of our expense base and work rules in order to offset the declines in revenue derived per account with the increase volume we ultimately will realize from every client relationship. This is an ongoing process that happens in real time.

Additionally, we need to deploy new resources or re-deploy otherwise unneeded resources and in order to meet new client ramp needs. We view the cost containment process and the new opportunity process as two distinct disciplines in order to be sure we never maintain unneeded resources.

This cycle has followed our historical trend whereby the rapid onset of a weakening collection environment should be offset by an expedited need for our services as our clients drive to meet the challenges of a more difficult operating environment and as they begin to manifest into real revenue gains for NCO.

I am pleased to report that our current pipeline of new revenue in the ARM division is growing rapidly.

During the quarter our labor cost, which is the cost of an average employee in the company over time, increased slightly in this division as compared to last quarter.

During the quarter, our efficiency of labor, which is the amount of NCO labor utilized to drive revenue including the amount of new client labor drag, decreased slightly from last quarter.

Revenue per CTE, or calculated time equivalent, is the correlation between revenue and the amount of staff required to run our business over time. These numbers remained strong during the third quarter due to the fact that we were able to more efficiently manage our labor through the use of automation and statistical segmentation.

During the third quarter revenue for CTE was approximately $6,930, $6,687 and $6,914 per month in July, August and September, respectively.

As I’ve previously discussed, our operating model dynamically manages expenses, taking into consideration current revenue trends and seasonality. Cutting expenditures where appropriate and in some cases increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize our profitability. This also allows us to earn incremental business from our clients as they continue to rationalize to our internal call centers and AR functions.

This business model, in conjunction with our foreign labor initiatives also allows us to more effectively deal with the pressures of clients pushing for improved collection performance levels, while also aggressively pursuing incremental client opportunities from those same clients.

During the quarter, we continue to execute on our plan to drive more of our labor requirements to more cost effective geographies. This balancing of our labor between domestic, near-shore and off-shore locations has allowed us to better meet the increasing needs of our ARM clients for early stage delinquency management, as well as expand the near-shore and off-shore collection of domestic bad debt contingency accounts.

Additionally, available North American capacity as a result of the SST and OSI transactions, which I will discuss in a moment, has allowed us to harvest new and existing client opportunities on an expedited basis.

At the close of the quarter, we had approximately 1,259 employees in Canada, 881 employees in India, 791 employees in the Philippines, 585 employees in the Caribbean and 93 employees in Central America available to deliver services to U.S. ARM clients.

Offering our clients the most cost effective and efficient access to labor and expertise with consolidated results from multiple locations in and outside the United States is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services in the broader BPO industry.

During the quarter, our CRM division operated slightly below its profitability and revenue targets primarily as a result of fluctuations in client volumes due to the weaker than expected economy. This was partially offset by the accelerated ramp-up of several new opportunities.

Overall strong performance year-to-date, in conjunction with the amount of incremental opportunities in the market, continues to position this division as one of our strongest growth opportunities over the next few years.

At the end of the quarter, this division had approximately 5,081 employees in the Philippines, 2,163 employees in Panama, 2,134 employees in Canada and 225 employees in the Caribbean to deliver services to CRM clients.

Based on client requests for additional capacity we are executing several ongoing expansion plans. We continue to focus on expanding our presence in Latin America in order to meet client needs as we build out more seats in Panama.

Additionally, we continue focus on the expansion of our resources in the Philippines. Our third site became available during the end of the third quarter. We are also now exploring the potential for a fourth location. We currently have approximately 5,900 people in the Philippines working U.S. clients and expect to have approximately 7,000 people by the end of second quarter of 2009. If we expand to a fourth location, we could potentially have approximately 8,000 people in the Philippines.

While a consumer downturn can also impact our CRM division in the way of lower than expected volumes as our clients’ businesses retract. Much like the ARM and Portfolio Management business these retractions in our client’s businesses are followed by further expense realignments by our clients and can result in further opportunities for us to outsource non-core functions for them.

The Portfolio Management division continues to be challenged by the ongoing consumer downturn. During the third quarter this division was below its revenue and profitability objectives due to a $32.4 million allowance for impairment of purchased accounts receivable, as well as lower than expected revenue as a result of fewer portfolio purchased during the quarter. These shortfalls were partially offset by lower than expected fees paid to our ARM division for the collection of the portfolios.

As we have previously discussed, we continually evaluate the assets we own to assure that our carrying value is appropriate based on current consumer payment trends. This process resulted in a valuation allowance or an impairment charge of approximately $25 million during the fourth quarter of 2007 and approximately $63.2 million of incremental valuation allowances during the first three quarters of 2008.

This process is ongoing and may result in incremental impairments or the recapture of previously impaired amounts as collection patterns further develop throughout the rest of the year.

It is important to note that the impairment charges were partially offset by the reduced amount of nonrecourse interest expense and the minority interest of our nonrecourse lender.

To put this in perspective, for the year-to-date September 30, 2008 nonrecourse interest expense and the minority interest of our nonrecourse lender were below budget by a total of approximately $18 million.

Our pricing models continue to be revised to take into consideration current payment trends and increased volatility. This is accomplished by using NCO real time performance data and increasing certain IRR expectations to offset volatility.

We believe NCO takes a more timely approach to review a portfolio carrying values than many of our competitors. Our recognition of impairments happened early in a cycle giving us comfort that our predicted methodologies have placed us on the leading edge of the information flow relative to how consumers are impacted by the current economy.

As we discussed last quarter, prices have come down into the range of rationality. However, certain of our competitors continue to pay premiums for portfolios as is evidence by our diminished volume of purchases for the quarter.

With that said, we are comfortable with the purchases we have made since the downturn and continue to believe that over the next several quarters, the most attractive buying opportunities will begin to materialize.

During the quarter this division purchased accounts receivable with a face value of $1.1 billion for a total purchase price of $33.9 million. Year-to-date this division purchased accounts receivable with a face value of $3.5 billion for a total purchase price of $107.8 million. And for all of 2007, this division purchased accounts receivable with a face value of $5.8 billion for a total purchase price of $117.5 million.

During the first quarter of 2008, we completed our plan acquisitions of Systems and Services Technologies, SST and Outsourcing Solutions Inc., OSI.

The integration of these businesses is proceeding ahead of plan and we expect that the addition of these companies will further define NCO as the partner of choice for our clients as they navigate through this more challenging economy. As we continue to manage our way through the balance of 2008 and into 2009, we are focused on converting our numerous new client opportunities and the revenue and earnings, executing and implementing further cost savings and realization of the remaining synergies identified from the recent acquisitions.

I’ll now turn the call over the John Schwab for a financial review of the quarter.

John Schwab:	Thanks Michael. Before we get too far into the comparative results, as Michael has previously mentioned, all of NCO’s prior year financial information has been restated to present the combined information and results of NCO and SST.

The reason for this presentation is that prior to the SST acquisition by NCO, SST was a wholly owned subsidiary of JPMorgan. One Equity Partners, our private equity partner and majority owner, is also subsidiary of JPMorgan. Since there was common control between NCO and SST, the accounting rules require that such an acquisition be treated as an “as-if pooling of interests” transaction. This treatment results in the presentation of our historical financial statements from November 15, 2006, which was the first day of common control as it was the time that NCO went private, to January 2, 2008, which is the date of the acquisition on a combined basis.

And now, revenue for the third quarter of 2008 was $381.1 million. This is an increase of $56.1 million or 17.3% from the third quarter of last year. The company reported EBITDA of $16 million and a net loss of $26.5 million.

In the prior year the company reported EBITDA of $43.3 million and a net loss of $4.6 million. These results include the impact of the $32.4 million allowance for impairment on purchased accounts receivable recording during the third quarter, as well as $3.4 million of restructuring charges primarily related to the SST and OSI acquisitions.

Breaking the revenue down into components, ARM reported $315 million worth of revenue this quarter compared to $225.3 million last year. This represents a 39.8% increase in the third quarter of last year.

The increase over the prior year was primarily related to the acquisition of OSI. Excluding the acquisition of OSI, ARM’s revenue for the third quarter decreased slightly from last year. The decrease from last year was primarily a result of the decreases in revenue from the Portfolio Management division and the effects of the weaker collection environment on third party collections, partially offset by increased volume from new and existing clients, in our early stage delinquency business.

ARM included revenue of $20.3 million for services performed for our Portfolio Management division during the third quarter of this year as compared to $28.5 million last year.

The CRM division reported revenue of $91.7 million this quarter as compared to $83.1 million last year. This represents a 10.3% increase over the third quarter of last year.

The increase was attributable to increased client volumes, related to the implementation of new client contracts in 2007 and 2008, offset in part by some client volume fluctuations related to the weaker economy.

Portfolio impairments are recorded as reductions in revenues, and in the third quarter due to the portfolio impairments of $32.4 million, revenues from the Portfolio Management division were reduced below zero to a negative $4.4 million.

Since these impairments are based on our current expectations for collections on existing portfolios, if consumer payment patterns declined further, we may need to record additional allowances for impairment. However, is consumer payment patterns are better than currently expected, we can recoup a portion of these impairment allowances.

Revenue from the sales of purchase accounts receivable this quarter was $759,000. This compares to revenue of $10.3 million in the third quarter of last year.

We continue to look to sell certain blocks of receivables from numerous portfolios. Each receivable include accounts which were deemed to have a low liquidation value in the NCO environment. However, currently, the resale environment is not very favorable and we do not expect significant sales in the near future.

Collections on purchased portfolios during the third quarter, excluding proceeds from the portfolio sales, were $48.4 million as compared to $53.6 million for the same quarter last year. The decrease from last year was due to a more difficult collection environment.

Moving on to expenses.

On an overall basis, payroll and related expenses as a percent of revenue increased to 57.3% as compared to 51.7% last year. Excluding the impairment, which was reported in revenue, payroll and related expenses as a percent of revenue was 52.8% this quarter. This increase from last year, excluding the impairment, was primarily due to the acquisition of OSI.

On a - on an overall basis, selling general administrative expenses as a percent of revenue increased to 38.6% as compared to 35.1% last year.

Again, when you exclude the impairment, SG&A as a percent of revenue was 35.6% this quarter. This increase, excluding the impairment, was primarily due again to the OSI acquisition.

For the third quarter of 2008, we recorded and income tax benefit of $14.2 million or 30.6% of loss before income taxes as compared to last year’s benefit of $2.2 million or 34.4% of loss before income taxes. The decrease in the effective rate was a result of losses in our domestic - ARM and CRM operations during last year, combined with a higher level of profits from certain international operations that are not subject to income tax or have less income attributable to minority interest.

Lastly, some notes on our financial condition.

At September 30, the company had $41.3 million of cash and equivalent on hand. During the quarter, the company acquired $33.9 million of new portfolios with a face value of $1.1 billion.

Our capital expenditures in the third quarter were $13.2 million or 3.5% of revenue for the quarter. The capital expenditures were driven by the significant expansion as Michael described in the Philippines.

During the quarter, our accounts receivables days outstanding increased to 47 days from 46 days in the third quarter of last year.

Cash flows provided by our operations in the quarter were $25.5 million.

I would now like to walk through a little bit of our financing activity.

At September 30, 2008, we had $71.5 million outstanding on our revolving credit facility and $18.3 million of outstanding letters of credit.

During the quarter we had repayments netted borrowings of $4.8 million of debt under the company’s nonrecourse credit agreement. As of September 30, the total amount outstanding under this facility was $40 million, including the market value of the lender’s residual interest, which was $4.8 million.

We are currently in compliance with all of our debt covenants and we believe that the company will be able to finance our current operations, planned capital expenditure requirements, internal growth and debt service obligations at least through the next twelve months, with the funds that we generate from our operations, our existing cash and available borrowings under our senior credit facilities and our nonrecourse credit facility as well with our ability to obtain additional cash through equity and debt offerings. Now with that, I will turn things back to Michael.

Michael Barrist:	Great, thank you John. Operator, can we please open up for questions?

Operator:	Yes sir. Again to remind everyone, to ask a question, just press star, the number 1 please.

Our first question comes from Steve Pawliczek. Your line is open.

Steve Pawliczek:	A few questions. Can you give me what your bank-defined leverage would it be at September 30?

John Schwab:	You asked what our leverage ratio is?

Steve Pawliczek:	Yes. Versus your maintenance covenants.

John Schwab:	It was the required was 4.75 under the credit agreement.

Steve Pawliczek:	Great. And what was your actual leverage?

John Schwab:	4.4.

Steve Pawliczek:	4.4. Okay and you are allowed to add back on the full amount of all portfolio impairments? There’s no cap on that?

John Schwab:	That’s correct.

Steve Pawliczek:	Okay. And then secondly, you took the portfolio impairment charge for Q3. I think most people out there realize October was a pretty difficult month for the economy.

Is the effective date that you’re looking to just as of September 30 or would that also be capturing any further deterioration it would have been in October?

Michael Barrist:	Certainly the portfolio impairment calculation. One of the things we have done overall is we have shortened our look back period and one of the things that you’re always trying to develop in portfolio business is what the trend is of a given portfolio.

So one of the things that we have done is brought down over the last year our look back period and certainly it’s not done purely in isolation, so it would imprudent not to look at what’s happening in the fourth quarter to date as you kind of button down that calculation.

It’s not a typical mark to market where you’re looking at its value exactly at September 30. We’re trying to make an assumption as to what the future potential collections are going to be based on everything that’s happened to date and certainly everything’s that happening in the current trend.

So what I would say to you is some of the October performance is imbedded in the analysis that we do to determine impairment and collectability. And it is one of the things that we have done.

And I can’t speak for our competitors because people are kind of in different places on impairments, but we have kind of taken the assumption that the operating environment and level right now needs to be looked at a little more closely as kind of, here’s the last six to nine months instead of looking at life to date on these things.

Steve Pawliczek:	Okay. And finally if you look at business some pretty significant volatility in foreign currency that’s happened in the past month or so, can you kind of help us think about how that would impact you?

Michael Barrist:	In the near term, meaning 2008 to date, primarily the third quarter, and in the fourth quarter, we used hedging to create predictability to the extent that we have and we’re deploying services in, primarily the Philippines and in Canada are the two areas where it has the most impact on us.

Certainly, the cost to us to provide these services, which are billed in U.S. dollars, had we had no hedging, we would have seen improvement in those costs in the fourth quarter and into 2009. The hedging dampened that since we were locked into kind of where we planned out the year.

We have already, through our hedging policy, bought forward contracts into 2009 and certainly we’ll harness some reasonable benefit from that. But again we don’t just stick on the market so when the Canadian dollar goes crazy and goes to 1.22 or 1.23, for a moment in time, based on oil prices, we don’t necessarily get the benefit from that.

But certainly to the extent the overall trend of the Canadian dollar becomes much less expensive to us it’s starting to get imbedded into our own 2009 plan.

Steve Pawliczek:	Okay, great. That’s all I have. Thank you.

Operator:	If we have any further questions, please press star, the number 1 please. Our next question comes from Michael Mallardi. Your line is open.

Michael Mallardi:	Good morning. Could tell us if any of the receivable purchases in the quarter were part of forward flow agreements?

Michael Barrist:	The answer to that is we have purchases during 2008 that are part of legacy forward-flows that were in place toward the end of 2007. Some of those have been re-worked and re-priced. So, yes there were portfolio purchases within the quarter that are part of forward-flow contracts.

Michael Mallardi:	Okay. Is there any, I mean is there a base level we could speak of going forward that will kind of put this in perspective?

Michael Barrist:	I don’t think typically, do we disclose that, Brian?

John Schwab:	We disclose in our 10-Q our forward-flow agreements in footnote 14, commitments and contingencies, sort of what they look like on a go-forward basis as it stands.

Michael Mallardi:	Okay.

Michael Barrist:	If you look at that you’ll see in the fourth quarter it was about $24 million and for all of 2009, it will be about $26 million for the whole year. So many of these flow agreements have really diminished and fallen off. Again, some of them were re-priced along the way and turned out okay.

But, sometimes you have to deal with the cards are dealt. Now keep in mind that even though we were buying things at prices that we were committed to, we booked them with a current yield curve so they end up on our books with slightly lower IRR. So, we’re not just embedding a future impairment in there.

We’re trying to put them on the books as to where they will actually perform versus the purchase price. But most of them burn off by the fourth quarter. I know of a few health care items and I think one non-health care that’s relatively small that run into next year, but the health care ones, the majority of them are actually performing fairly well.

Michael Mallardi:	Okay, great. And also, could you give us a sense of if any portfolios attributes changed at all over the past year in terms of, you know, the age of the receivables? Are you buying newer stuff or newly charged stuff?

Michael Barrist:	We have never bought a lot of newly charged off stuff outside of in health care and again, health care is less defined in nature of what exactly charge off is. But in the banking side of the business and the telecom, we’ve typically levitated to older paper, that’s really where we found our sweet spot.

And that has remained fairly consistent. There are some areas of the market where we’ve played in fresher paper like in overdrafts and those types of things, but we’ve not had any major sea change in our mind, you know, going back three, four years ago, we decided that we didn’t want to go long in out-of-statute accounts.

We feel at some point there’s going to be some legislation out there that kind of limits their life, so I say to you we tend to buy a little older in the stream but not too old.

Michael Mallardi:	Okay, great. Thanks.

Michael Barrist:	Sure.

Operator:	And again to remind everyone to ask a question, just press star, the number 1 please.

Our next question comes from Jim Flavion. Your line is open.

Jim Flavion:	Good morning. I just wanted to follow up on the information that you were discussing on the prior call on your bank covenants. You mentioned that the leverage ratio for 9/30 was 4.4, excuse me and on a max of 4.75. Could you speak to the interest coverage ratio for the same period please?

John Schwab:	The interest coverage ratio as of September 30 was 2.1 and that was the minimum and our ratio was 2.8.

Jim Flavion:	2.8, 2.1. Thank you. And were those well, the max leverage ratio and the min interest coverage ratios, are they going to ratchet down for the fourth quarter or are they going to remain consistent through the 9/30 thresholds?

John Schwab:	They don’t ratchet down in the fourth quarter.

Jim Flavion:	Okay. So 4.75 should continue as well as the 2.1?

John Schwab:	That’s correct.

Jim Flavion:	All right. And subsequent to 9/30, was there an increase in the availability on your revolver as well as a letters of credit supplements?

John Schwab:	It stayed about the same. It bounces around a little bit, but it’s about the same in terms of where we are. We’re continually evaluating our cash flows and our need as well as portfolio purchases which has been a user of our funds. So we can manage it fairly effectively through that. It’s about where it was.

Jim Flavion:	Thank you.

John Schwab:	Thanks for the question.

Operator:	Our next question comes from Ramin Kamali. Your line is open.

Ramin Kamali:	Good afternoon thanks for taking my call. More questions on the covenant levels and the actual EBITDA. Could you tell me please the incremental EBITDA was at the rate of the acquisitions for the LTM period?

John Schwab:	As I’m sitting here right now, I don’t have that in front of me. That’s not usually something that we disclose otherwise. But again, I apologize I don’t have that as I’m sitting here.

Ramin Kamali:	Okay.

Operator:	Mr. Barrist, I show no further questions sir.

Michael Barrist:	Great, thank you operator. And thank you everyone for joining us today. If you have any further questions after the call, please feel free to call myself, John Schwab, or Brian Callahan and we’ll be happy to attempt to answer those questions. Have a great day.

Operator:	This concludes today conference call. You may now disconnect.

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